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                                                                    EXHIBIT 23.6

         CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

    We hereby consent to the use of our opinion letter dated the date of this Proxy Statement to the Board of Directors of Office Depot, Inc. included as Annex C to the Proxy Statement which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Marlin Acquisition Corp., a wholly owned subsidiary of Staples, Inc., with and into Office Depot, Inc. and to the references to such opinion in such Proxy Statement under the captions "Summary--Opinions of Financial Advisors", "The Merger--Background of the Merger", "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors--OFFICE DEPOT'S REASONS FOR THE MERGER" and "The Merger--Opinions of Financial Advisors--OFFICE DEPOT".

    In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          /s/ Merrill Lynch, Pierce, Fenner &
                                              Smith Incorporated

January 23, 1997                           MERRILL LYNCH, PIERCE, FENNER & SMITH
                                               INCORPORATED